Exhibit 3.42

CORPORATE ACCESS NUMBER: 2017996634

BUSINESS CORPORATIONS ACT

CERTIFICATE

OF

AMALGAMATION

NISKA GAS STORAGE CANADA ULC

IS THE RESULT OF AN AMALGAMATION FILED ON 2014/02/01.

BUSINESS CORPORATIONS ACT

Alberta	Articles of Amalgamation

1.	Name of Amalgamated Corporation

NISKA GAS STORAGE CANADA ULC

2.	The classes of shares, and any maximum number of shares that the corporation is authorized to issue:

The attached Schedule of Share Capital is incorporated into and forms part of this form.

3.	Restrictions on share transfers (if any):

The attached Schedule of Restrictions on Share Transfers is incorporated into and forms part of this form.

4.	Number, or minimum and maximum number of directors:

Not less than 1 director and not more than 7 directors.

5.	If the corporation is restricted FROM carrying on a certain business or restricted TO carrying on a certain business, specify the restriction(s):

None.

6.	Other provisions (if any):

The attached Schedule of Other Provisions is incorporated into and forms part of this form.

7.	Name of Amalgamating Corporations	Corporate Access Number
	Niska Gas Storage Canada ULC	2016495109
	Sundance Gas Storage ULC	2015186006

4.	DATE	SIGNATURE	TITLE

	February 1, 2014	/s/ Authorized Person	DIRECTOR

REGISTERED ON
THE ALBERTA REGISTRIES
CORES SYSTEM

FEB 01 2014

/s/ Authorized Person

SCHEDULE OF SHARE CAPITAL

The Corporation is authorized to issue:

(i)                                     One class of shares, to be designated as “Common Shares”, in an unlimited number; and

(ii)                                  One class of shares, to be designated as “Preferred Shares”, in an unlimited number,

such shares having attached thereto the following rights, privileges, restrictions and conditions.

1.    Common Shares

The Common Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

(i)                                     the holders of the Common Shares shall be entitled to receive notice of and to attend any meeting of the shareholders of the Corporation and shall be entitled to one vote for each Common Share held;

(ii)                                  the holders of the Common Shares shall be entitled to receive dividends at such times and in such amounts as the directors of the Corporation may in their discretion from time to time declare; and

(iii)                               subject to the prior rights and privileges attaching to any other class of shares of the Corporation, the right to receive the remaining property and assets of the Corporation upon liquidation, dissolution or winding-up of the Corporation.

2.     Preferred Shares

The Preferred Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

(i)                                     the holders of the Preferred Shares shall be entitled to receive notice of and to attend any meeting of the shareholders of the Corporation and shall be entitled to one vote for each Preferred Share held;

(ii)                                  the holders of the Preferred Shares shall be entitled to receive dividends at such times and in such amounts as the directors of the Corporation may in their discretion from time to time declare;

(iii)                               in the event of a liquidation, dissolution or winding up of the Corporation, the holders of the Preferred Shares shall be entitled to receive an amount equal to the Redemption Amount per share together with any declared but unpaid dividends prior to any payment or distribution to any other class of shares of the Corporation. The Preferred Shares shall not be entitled to share any further in the distribution of the property or assets of the Corporation except to the extent hereinbefore provided;

(iv)                              the Preferred Shares, or any part thereof, shall be subject to redemption or purchase, at an amount equal to the Redemption Amount per share plus any declared but unpaid dividends, at any time, at the option of the directors of the Corporation, without the consent of the holders thereof, and if less than the whole of the outstanding Preferred

Shares shall be so redeemed or purchased, the shares to be redeemed or purchased shall be selected in such manner as the directors of the Corporation may determine;

(v)                                 each holder of the Preferred Shares shall be entitled to require the Corporation to redeem or purchase at any time all or any of the Preferred Shares registered in the name of such holder on the books of the Corporation by tendering to the Corporation at its registered office the share certificate or certificates representing the Preferred Shares which the registered holder desires to have the Corporation redeem or purchase, together with written notice specifying the number of Preferred Shares represented by such certificate or certificates redeemed or purchased by the Corporation, and stating the business day (hereinafter called the “Redemption Date”) on which the holder desires to have the Corporation redeem or purchase such shares. Upon receipt of a share certificate or certificates representing the Preferred Shares which the registered holder desires to have the Corporation redeem or purchase, together with such written notice, the Corporation shall, on the Redemption Date, redeem or purchase such Preferred Shares by paying to the registered holder an amount equal to the Redemption Amount per share for each Preferred Share being redeemed or purchased plus all declared but unpaid dividends thereon. Such Preferred Shares shall be redeemed or purchased on the Redemption Date and from and after that date such shares shall cease to be entitled to dividends, and the holders thereof shall not be entitled to exercise any of the rights of holders of Preferred Shares in respect thereof unless payment of the Redemption Amount plus any declared but unpaid dividends is not paid on the Redemption Date in which event the rights of the holders of the said Preferred Shares shall remain unaffected; and

(vi)                              the “Redemption Amount” in respect of the Preferred Shares shall be determined by the directors of the Corporation prior to the issuance of any of the Preferred Shares.

3.     Dividends

The holders of the Common Shares and the Preferred Shares need not rank equally nor be treated equally in the declaration or payment of dividends and the directors shall have full and absolute discretion to declare and pay dividends to the holders of one or more classes of shares to the exclusion of the other classes of shares and in different amounts to the holders of different classes of shares; provided that all dividends paid on any particular class of shares shall be paid in proportion to the number of shares of such class that are held by each shareholder. Notwithstanding the foregoing, no dividend shall be declared or paid on any class of shares of the Corporation if the Corporation has reasonable grounds for believing that the Corporation is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of the Corporation’s assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

2

SCHEDULE OF RESTRICTIONS ON SHARE TRANSFERS

The right to transfer shares of the Corporation is restricted in that no shareholder shall be entitled to transfer any share or shares in the capital of the Corporation to any person who is not a shareholder of the Corporation unless the transfer has been approved by the board of directors of the Corporation.

SCHEDULE OF OTHER PROVISIONS

1.                                      The number of shareholders of the Corporation, exclusive of persons who are in its employment or that of an affiliate and are shareholders of the Corporation and exclusive of persons who, having been formerly in the employment of the Corporation or that of an affiliate, were, while in that employment, shareholders of the Corporation, and have continued to be shareholders of the Corporation after termination of that employment, is limited to not more than fifty persons, two or more persons who are the joint registered owners of one or more shares being counted as one shareholder.

2.                                      Any invitation to the public to subscribe for securities of the Corporation is prohibited.

3.                                      The Corporation has a lien on the shares of a shareholder or his legal representative for a debt of that shareholder to the Corporation.

4.                                      The liability of each shareholder of the Unlimited Liability Corporation, for any liability, act or default of the Unlimited Liability Corporation, is unlimited in extent and joint and several in nature.